UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                             (Amendment No.____)*

                               NCRIC Group, Inc.
.................................................................................
                               (Name of Issuer)


                         Common Stock, $0.01 par value
.................................................................................
                        (Title of Class of Securities)


                                   62886P103
.................................................................................
                                (CUSIP Number)


                                April 26, 2004
.................................................................................
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------
  CUSIP NO. 62886P103                        13G
---------------------------

-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Northaven Partners, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       ------------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               366,600
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               366,600
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           366,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN
-------------------------------------------------------------------------------

------------------------
  CUSIP NO. 62886P103                  13G
------------------------

-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Partners II, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              366,600
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                 0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              366,600
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           366,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN
-------------------------------------------------------------------------------

------------------------
  CUSIP NO. 62886P103                   13G
------------------------

-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Partners III, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                              366,600
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                 0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                              366,600
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          366,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           PN
-------------------------------------------------------------------------------

------------------------
  CUSIP NO. 62886P103                  13G
------------------------

-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Offshore, Ltd.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               366,600
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               366,600
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          366,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.3%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------

------------------------
  CUSIP NO. 62886P103                  13G
------------------------

-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Associates, LLC
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               366,600
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               366,600
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           366,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           00
-------------------------------------------------------------------------------

------------------------
  CUSIP NO. 62886P103                   13G
------------------------

-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northaven Management, Inc.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                               366,600
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                               366,600
-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           366,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.3%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

           CO
-------------------------------------------------------------------------------

Item 1(a).                 Name of Issuer:
                           NCRIC Group, Inc.

Item 1(b).                 Address of Issuer's Principal Executive Offices:
                           1115 30th Street, N.W.
                           Washington, D.C. 20007

Item 2(a).                 Name of Persons Filing:
                           Northaven Partners, L.P.,
                           Northaven Partners II, L.P.,
                           Northaven Partners III, L.P.,
                           Northaven Offshore, Ltd.,
                           Northaven Associates, LLC and
                           Northaven Management, Inc.

Item 2(b).                 Address of Principal Business Office or, if none,
                           Residence:

                           375 Park Avenue
                           Suite 2709
                           New York, NY 10152

Item 2(c).                 Citizenship:
                           Northaven Partners, L.P. - New York
                           Northaven Partners II, L.P. - New York
                           Northaven Partners III, L.P. - New York
                           Northaven Offshore, Ltd. - Cayman Islands
                           Northaven Associates, LLC - New York
                           Northaven Management, Inc. - New York

Item 2(d).                 Title of Class of Securities:
                           Common Stock, $0.01 par value

Item 2(e).                 CUSIP Number:
                           62886P103

Item 3. Not applicable. This Schedule 13G was filed pursuant to Rule 13d-1(c).

Item 4.                    Ownership.

                  (a).     Amount beneficially owned:
                           See the response(s) to Item 9 on the attached cover page(s).
                  (b).     Percent of Class:
                           See the response(s) to Item 11 on the attached cover page(s).
                  (c).     Number of shares as to which such person has:

                           (i).   Sole power to vote or to direct the vote:
                                  See the response(s) to Item 5 on the
                                  attached cover page(s).

                           (ii).  Shared power to vote or to direct the
                                  vote: See the response(s) to Item 6 on
                                  the attached cover page(s).

                           (iii). Sole power to dispose or to direct the
                                  disposition of: See the response(s) to
                                  Item 7 on the attached cover page(s).

                           (iv). Shared power to dispose or to direct the disposition of: See the response(s) to

                                  Item 8 on the attached cover page(s).

Item 5.                    Ownership of Five Percent or Less of a Class.
                           Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not Applicable

Item 8. Identification and Classification of Members of the Group. Not Applicable

Item 9.                    Notice of Dissolution of Group.  Not Applicable

Item 10.                   Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 6, 2004





NORTHAVEN PARTNERS, L.P.                NORTHAVEN OFFSHORE, LTD.

     by Northaven Associates, LLC,           by /s/ Paul Burke
        as General Partner                      --------------------------
                                                Name:  Paul Burke
         /s/ Paul Burke                         Title: Director
         --------------------------
         Name:  Paul Burke
         Title: Member                  NORTHAVEN ASSOCIATES, LLC

                                             by /s/ Paul Burke
NORTHAVEN PARTNERS II, L.P.                     --------------------------
                                                Name:  Paul Burke
     by Northaven Associates, LLC,              Title: Member
        as General Partne

         /s/ Paul Burke
         --------------------------         NORTHAVEN MANAGEMENT, INC.
         Name:  Paul Burke
         Title: Member                       by /s/ Paul Burke
                                                --------------------------
                                                Name:  Paul Burke
NORTHAVEN PARTNERS III, L.P.                    Title: Vice President

     by Northaven Associates, LLC,
        as General Partner

         /s/ Paul Burke
         --------------------------
         Name:  Paul Burke
         Title: Member





                             INDEX TO EXHIBITS




Exhibit No.        Exhibit

  99.1 Joint Filing Agreement, dated May 6, 2004, among Northaven Partners, L.P., Northaven Partners II, L.P., Northaven Partners III, L.P., Northaven Offshore, Ltd., Northaven Associates, LLC and Northaven Management, Inc.




                               Page of 10 of 11

                                                             EXHIBIT (99.1)


                           JOINT FILING AGREEMENT



          In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of NCRIC Group, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  May 6, 2004



NORTHAVEN PARTNERS, L.P.                NORTHAVEN OFFSHORE, LTD.

     by Northaven Associates, LLC,           by /s/ Paul Burke
        as General Partner                      --------------------------
                                                Name:  Paul Burke
         /s/ Paul Burke                         Title: Director
         --------------------------
         Name:  Paul Burke
         Title: Member                  NORTHAVEN ASSOCIATES, LLC

                                             by /s/ Paul Burke
NORTHAVEN PARTNERS II, L.P.                     --------------------------
                                                Name:  Paul Burke
     by Northaven Associates, LLC,              Title: Member
        as General Partne

         /s/ Paul Burke
         --------------------------         NORTHAVEN MANAGEMENT, INC.
         Name:  Paul Burke
         Title: Member                       by /s/ Paul Burke
                                                --------------------------
                                                Name:  Paul Burke
NORTHAVEN PARTNERS III, L.P.                    Title: Vice President

     by Northaven Associates, LLC,
        as General Partner

         /s/ Paul Burke
         --------------------------
         Name:  Paul Burke
         Title: Member



                                Page 11 of 11